Exhibit 99.(H)(11)

AMENDMENT TO SECURITIES LENDING AUTHORIZATION AGREEMENT

THIS AMENDMENT TO THE SECURITIES LENDING AUTHORIZATION AGREEMENT (“Amendment”) dated as of the 13 day of May, 2025 (the “Effective Date”) between WisdomTree Trust (the “Trust”), on behalf of each of its series identified on Attachment 1 to the Agreement (defined below), as amended, modified or supplemented by the parties hereto from time to time (each a “Lender” and collectively the “Lenders”) and The Bank of New York Mellon (“Bank”).

WHEREAS, Bank and Lender entered into a certain Securities Lending Authorization Agreement dated as of October 18, 2024 (as amended, modified and supplemented from time to time, the “Agreement”);

WHEREAS, the Lender and Bank desire to amend the Agreement in certain respects as hereinafter provided;

NOW, THEREFORE, in consideration of the promises and agreements contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1.       From and after the Effective Date, the Agreement is hereby amended by deleting Schedule I therefrom in its entirety and replacing it with the new Schedule I attached hereto as Exhibit A.

2.       Except as expressly amended hereby, all of the provisions of the Agreement shall continue in full force and effect; and are hereby ratified and confirmed in all respects. Upon the effectiveness of this Amendment, all references in the Agreement to “this Agreement” (and all indirect references such as “herein”, “hereby”, “hereunder” and “hereof”) shall be deemed to refer to the Agreement as amended, modified or supplemented by this Amendment.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf as of the day and year first set forth above.

WISDOMTREE TRUST on behalf of each of its series identified on Attachment 1 to the Agreement,	THE BANK OF NEW YORK MELLON

severally and not jointly

By:/s/Jonathan Steinberg	By: /s/ Maria Fox
Name: Jonathan Steinberg	Name: Maria Fox
Title: President	Title: Director

By: /s/ David DiNardo

Name: David DiNardo
Title: Managing Director

EXHIBIT A

to

AMENDMENT TO SECURITIES LENDING AGREEMENT

SCHEDULE I

to

SECURITIES LENDING AUTHORIZATION AGREEMENT

dated October 18, 2024
by and between

THE BANK OF NEW YORK MELLON (“Bank”) and WISDOMTREE TRUST, on behalf of

each Lender identified therein (“Lender”) (the “Agreement”)

SECURITIES LENDING CASH COLLATERAL INVESTMENT GUIDELINES

In accordance with the Agreement between the Lender and Bank, Cash Collateral received by the Bank on behalf of the Lender shall be held and maintained in a separately managed Cash Collateral Account established and maintained by the Bank for the Lender (the "Cash Collateral Account"), the assets of which shall be invested and reinvested in one or more of the Approved Investments specified below.

While the Cash Collateral Account will be operated on a cost basis, there is no guarantee that there will not be differences from time to time between the cost and the underlying fair market value of the assets held in the Cash Collateral Account. The cost or book value of the investment assets held in the Cash Collateral Account and their fair market value may differ from time to time. This difference may result in a loss, which is the responsibility of the Lender.

All Approved Investment, Credit Quality and Concentration guidelines set forth herein shall be applicable only at time of purchase.

Approved Investments may have fixed or floating interest rate provisions. Floating rate notes will reset no less frequently than quarterly. Investment in any fixed or floating rate instrument presents unique risks, which the Trust/Lender should evaluate independently. Bank does not guarantee and is not responsible for the availability or continued existence of a floating rate reference associated with any particular instrument.

Bank and/or Bank Affiliates may provide services with respect to Approved Investments and may receive compensation with respect to these services. Lender consents to the retention by Bank and Bank Affiliates of such compensation.

A.       APPROVED INVESTMENTS

The Lender authorizes Bank to invest all or a portion of Cash Collateral in the specific money market funds and/or instruments set forth on Schedule I-A hereto, which Schedule may be updated and/or substituted with a revised Schedule from time to time by agreement of the parties and without a formal, executed amendment of the Agreement.

AGREED TO AND APPROVED BY WISDOMTREE TRUST, on behalf of each of its series identified in the Agreement, severally and not jointly	AGREED TO AND APPROVED BY THE BANK OF NEW YORK MELLON

By: /s/ Jonathan Steinberg	By: /s/ Maria Fox
Title: President	Title: Director
Date: May 7, 2025	Date: May 12, 2025

By: /s/ David DiNardo
Title: Managing Director
Date: May 13, 2025

SCHEDULE I-A

to

SECURITIES LENDING AUTHORIZATION AGREEMENT

dated October 18, 2024
by and between

THE BANK OF NEW YORK MELLON and WISDOMTREE TRUST, on behalf of each Lender identified therein (the “Agreement”)

Written Instructions for Cash Collateral Investment

The Lender authorizes Bank to invest all or a portion of Cash Collateral in one or both of the following money market funds:

•	WisdomTree Government Money Market Digital Fund (WTGXX); and

•	Dreyfus Institutional Preferred Government Money Market Fund - Institutional Shares (DSVXX)

The Lender acknowledges that the Bank and/or Bank Affiliates provide independent services to WTG.XX and receive fees for these services that are not related to the agency securities lending fees received by Bank under this Agreement. The Lender confirms that it is not a joint or a joint and several participant with the Bank and/or Bank Affiliate in the provision of these services by Bank and/or Bank Affiliate and acknowledges that the provision of such services by Bank and/or Bank Affiliate is not intended to constitute a 'joint enterprise or other joint arrangement or profit sharing plan" and that the Bank and/or Bank Affiliate's role with respect to WTGXX is limited to administrative services.

The Lender acknowledges that DSVXX is a Bank Affiliate and earns compensation with respect to the Lender's investment in the fund.

SHAREHOLDER SERVICES FEES WITH RESPECT TO LIQUIDITY SWEEP: Pursuant to your instruction to invest all or a portion of Cash Collateral in DSVXX, you hereby further direct Bank to make such investment through the use of its affiliated Liquidity Sweep product, which is used to direct your cash collateral to your approved investment (the "Approved Mutual Fund"). The Approved Mutual Fund, its investment adviser(s), distributor(s) and/or administrator(s) pay the Bank for services that the Bank provides with respect to the investment of Cash Collateral. These payments are based on a percentage of the average daily net assets of the holdings of the fund. The specific percentage depends upon the Approved Mutual Fund and is set forth in the prospectus and other disclosures for the Approved Mutual Fund and the Bank's negotiated agreement with the relevant mutual fund. Approved Mutual Funds currently pay the fee to a division of the Bank that is distinct from the division that offers your securities lending program. The Bank may pay all of the fee that it receives to the agency securities lending program.

Cash Collateral may be deposited at a central bank at the then prevailing overnight interest rate (which may be negative or zero) in the event that the Bank is, acting in good faith and in a commercially reasonable manner, unable to invest such cash Collateral in the other Instruments listed above.

This Schedule may be updated and/or substituted with a revised Schedule I-A reflecting updated written instructions for cash collateral investment from time to time by agreement of the parties (such agreement not to be unreasonably rejected, withheld or delayed) and without a formal, executed amendment of the Agreement.